As filed with the Securities and Exchange Commission on July 24, 2023

Registration No. 333-264256

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-264256

UNDER

THE SECURITIES ACT OF 1933

GreenLight Biosciences Holdings, PBC

(Exact name of registrant as specified in its charter)

Delaware	85-1914700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts 02421	02421
(Address of Principal Executive Offices)	(Zip Code)

GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan

GreenLight Biosciences Holdings, PBC 2022 Employee Stock Purchase Plan

(Full titles of the plans)

Dr. Andrey J. Zarur

President and Chief Executive Officer

29 Hartwell Avenue

Lexington, Massachusetts 02421

(Name and address of agent for service)

(617) 616-8188

(Telephone number, including area code, of agent for service)

Copies to:

Nate Gallon

Noah Kornblith

O’Melveny & Myers LLP

2765 Sand Hill Rd

Menlo Park, California 94025

(650) 473-2604

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by GreenLight Biosciences Holdings, PBC, a Delaware corporation (the “Registrant”), deregisters all shares of the Registrant’s common stock (the “Shares”) remaining unissued under the following Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-264256), as amended on September 1, 2022.

Pursuant to the Agreement and Plan of Merger, dated as of May 29, 2023 (the “Merger Agreement”), by and between the Registrant, SW ParentCo, Inc., a Delaware corporation (“Parent”), and SW MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent. The Merger became effective on July 24, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of post-effective amendments any of the securities registered thereunder which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on this July 24, 2023. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

By:	/s/ Andrey J. Zarur
Name: Andrey J. Zarur
Title: President and Chief Executive Officer